Exhibit 10.2
WMS INDUSTRIES INC.
800 South Northpoint Boulevard
Waukegan, IL 60085

July 1, 2008

Mr. Brian R. Gamache
c/o WMS INDUSTRIES INC.
800 South Northpoint Boulevard
Waukegan, IL 60085

Dear Brian:

Reference is made to the Executive Employment Agreement between you and WMS Industries Inc., dated December 27, 2004 (the “Employment Agreement”).  The Employment Agreement is hereby amended as follows:

1. In connection with management succession planning in which you have actively participated, effective July 1, 2008 the position of President of the Corporation will be held by a person other than you, while you will remain Chief Executive Officer.  Accordingly, Sections 2 and 13.4(ii) of the Employment Agreement shall be amended by deleting the words “President and”.

2. A new Section 5.5 shall be added to the Employment Agreement to read as follows:

“5.5 Post-Employment Health Coverage.  Following termination of employment, Executive, his wife, Tamara, and his son, Alexander, shall be reimbursed by the Corporation for Covered Medical Expenses (as defined below) incurred by them during the periods set forth below, and subject to the limitations set forth below, (the “Post-Employment Health Benefits”).  “Covered Medical Expenses” shall mean (i) all medical and dental expenses incurred by Executive, Tamara or Alexander, to the extent such expenses are not otherwise reimbursed or covered by insurance or Medicare, and (ii) premiums for medical and dental insurance paid by Executive, Tamara or Alexander; provided that Tamara’s expenses shall be covered during the lifetime of Executive only if she is Executive’s wife at the time such expense is incurred, and after Executive’s death, only if she is Executive’s wife on the date of his death.  Post-Employment Health Benefits shall be provided to Executive and Tamara, (i) for five years after termination if Executive’s employment with the Corporation terminates on or before June 30, 2012, other than termination by the Corporation without cause as defined in Section 13.3 hereof, by Executive for good reason as defined in Section 13.4 hereof or by death or permanent disability, or (ii) for the lifetime of Executive and Tamara if Executive’s employment with the Corporation terminates after June 30, 2012, or if it terminates earlier due to termination by the Corporation without cause, termination by Executive for good reason or by death or permanent disability. If clause (i) of such previous sentence is applicable, Post-Employment Health Benefits shall be provided to Alexander for the shorter of (X) the applicable period set forth in clause (i) of the previous sentence and (Y) until he reaches the age of 18, or while he remains a full-time student after the age of 18 but in no event past the age of 23 (the “Child Age-Coverage Limit”); and if clause (ii) of such previous sentence is applicable, Post-Employment Health Benefits for Alexander shall continue until the Child Age-Coverage Limit.  Executive shall cooperate, and cause Tamara and Alexander to cooperate, with the Corporation by submitting to such physical exams and completing such insurance application forms and other documents, by enrolling in Medicare and other available insurance programs, and by submitting appropriate claims for payment or reimbursement thereunder, all as the Corporation shall request from time to time.  If Executive is employed by another entity after termination of employment by the Corporation, he will, to the extent requested by the Corporation, participate in such health insurance plans as are available through such other entity.  Executive will pay all taxes required to be paid by him, Tamara or Alexander, by reason of the payment by the Corporation of Post-Employment Health Benefits, and Executive agrees that the Corporation may withhold amounts to pay withholding taxes to the extent required by applicable law, rule or regulation.”

3. Section 6 of the Employment Agreement shall be amended by adding the following sentence as the second sentence of such section:

“The amount of expenses eligible for reimbursement in a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.”

4. Section 9.1 of the Employment Agreement shall be amended so that the phrase “two years” as it appears in Section 9.1 shall be changed to “four years”.

5. Sub-paragraph (i) of Section 9.2 of the Employment Agreement shall be amended so that the phrase “two years” appearing therein shall be changed to “four years”.

6. Sub-paragraph (ii) of Section 13.7(a) of the Employment Agreement shall be amended by substituting the phrase “no later than 15th day of the third month following the end of the fiscal year in which the Date of Termination occurs” for the phrase “within 30 days after the Corporation publicly announces its audited results for the fiscal year in which the Date of Termination occurs ” at the beginning of said sub-paragraph.

Mr. Brian R. Gamache
July 1, 2008

7. Section 14 of the Employment Agreement shall be amended to read in its entirety as follows:

“Retirement:  The Corporation will pay to Executive during the first four years following Executive’s Retirement Date, an “Annual Retirement Benefit equal to one-half (1/2) of the annual base salary payable to Executive as of the Retirement date (as defined below), but no less than Four Hundred Thirty-two Thousand Dollars ($432,000) per annum.  The Annual Retirement Benefit shall be paid during such four year period in equal monthly installments beginning on the first day of the seventh month following Executive’s Retirement Date and on the first day of each month thereafter; provided, however, that the initial payment shall also include the aggregate amount of payments that would have been made during the first six months following Executive’s Retirement Date if the installment payments had commenced on the first day of the first month following Executive’s Retirement Date.  On the first day of the forty-ninth (49th) month following Executive’s Retirement Date (the “Balloon Payment Date”), the Corporation shall pay a lump sum retirement benefit (the “Balloon Payment”) determined by discounting each monthly installment that would be paid if the Annual Retirement Benefit were to continue to be paid in equal monthly installments for the remainder of the Retirement Period (as defined below), using the procedures set forth below.  In the event that Executive shall die before the retirement benefits provided for herein shall be fully paid, an amount equal to the Lump Sum Death Payment shall be payable to his estate within 90 days after the date of death.  “Retirement Date” shall mean the date of termination of Executive’s employment under this Agreement, for whatever reason. “Retirement Period” means the period beginning on the first day of the first month following Executive’s Retirement Date and ending on the expiration of the number of years or fractions thereof after March 21, 2000 that Executive is employed full time by the Corporation. The “Lump Sum Death Payment” or the Balloon Payment, as the case may be, shall be determined as follows:  Each scheduled monthly installment remaining unpaid on the date of death and each monthly installment that would be paid if the Annual Retirement Benefit were to be continued for the remainder of the Retirement Period shall be discounted to the date of death or the Balloon Payment Date, as the case may be, using the Designated Rate, and the aggregate of such discounted values shall be the Lump Sum Death Payment or the Balloon Payment, as the case may be.  The “Designated Rate” shall mean the treasury yield curve rate on the Balloon Payment Date or the date of death, as the case may be (or on the closest date prior to such date for which such rate is available) for 10 year U.S. Treasury Bonds published by the U.S. Department of the Treasury.  If 10 year maturity U.S. Treasury Bond daily yield curve rates are no longer published, the Designated Rate shall be the treasury yield curve rate for the next shortest maturity of U.S. Treasury Bonds for which daily treasury yield curve rates are published by the U.S. Department of the Treasury.  The acceleration of any installments under this Section 14 is prohibited unless permitted by the final regulations issued by the Internal Revenue Service under Code Section 409A.

8. The first sentence of Section 15.1 of the Employment Agreement shall be amended by substituting the following language for the portion of the sentence preceding “, and (ii)”:

“If during any 12-month period, (a) individuals who presently constitute the Board of Directors of the corporation, or who have been recommended for election to the Board by at least two-thirds of the Board consisting of individuals who are either presently on the Board or are such recommended successors, cease for any reason to constitute at least a majority of such Board or (b) both of the following occur (i) any person or entity or group of affiliated persons or entities who are not the owners of at least 15% of the outstanding shares of voting securities of the Corporation on the date hereof acquire more than 50% of the outstanding shares of the Corporation’s voting securities.”

9. The second-to-last sentence of Section 15.1 of the Employment Agreement shall be deleted.

10. Section 15.2 of the Employment Agreement shall be amended by adding the following phrase to the end of the third sentence thereof:

“and payment of the Gross-Up Payment shall be made by the Corporation within fifteen business days following receipt by the Corporation and the Executive of such supporting calculations.”

11. Section 15.2 of the Employment Agreement shall be further amended by adding the following sentence at the end thereof:

“Notwithstanding any provision of this Section 15.2 to the contrary, all Gross-Up Payments made pursuant to this Section 15.2 shall be made no later than the last day of the taxable year of the Executive following the taxable year of the Executive in which the Executive paid the related taxes.”

12. The amendments set forth in this letter agreement shall be effective as of July 1, 2008, notwithstanding any earlier date of execution of this letter agreement by the parties.  Except as expressly modified herein, the terms and conditions of the Employment Agreement shall remain in full force and effect.

Please indicate your agreement to the foregoing by signing this letter in the place provided below.

Very truly yours,

WMS INDUSTRIES INC.,

By: /s/ Kathleen J. McJohn
Kathleen J. McJohn
Vice President, General Counsel and Secretary

Accepted and Agreed to:

/s/ Brian R. Gamache
Brian R. Gamache